Exhibit 99.3
EXHIBIT “A”
FORM OF ESCROW AGREEMENT
OF
LEAF EQUIPMENT FINANCE FUND 4, L.P.

EXHIBIT “A”
ESCROW AGREEMENT
     THIS AGREEMENT is dated as of                                         , 200___, by and among LEAF Asset Management, LLC, a Delaware limited liability company (the “General Partner”), Chadwick Securities, Inc., a Pennsylvania corporation, (the “Dealer-Manager”), LEAF Equipment Finance Fund 4, L.P., a Delaware limited partnership (the “Partnership”), and T.D. Bank, National Association, as escrow agent (the “Escrow Agent”).
WITNESSETH:
     WHEREAS, the Partnership intends to offer for sale to qualified investors up to 2,000,000 limited partner interests in the Partnership (the “Units”).
     WHEREAS, each person who subscribes for the purchase of Units (a “Subscriber”) will be required to pay his subscription in full at the time of subscription by check or wire (the "Subscription Proceeds”).
     WHEREAS, Chadwick Securities, Inc. has executed an agreement (the “Dealer-Manager Agreement”) with the General Partner under which the Dealer-Manager will solicit subscriptions in all states on a “best efforts” “all or none” basis for Subscription Proceeds of $2,000,000 and on a “best efforts” basis for the remaining Units and under which the Dealer-Manager has been authorized to select certain members in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to participate in the offering of the Units (“Selling Dealers”).
     WHEREAS, under the terms of the Dealer-Manager Agreement the Subscription Proceeds are required to be held in escrow subject to the receipt and acceptance by the General Partner of subscriptions for 20,000 Units, excluding any subscriptions by the General Partner and its affiliates and Pennsylvania and Iowa residents (the “Minimum Offering Amount”).
     WHEREAS, no subscriptions to the Partnership will be accepted after receipt and acceptance of subscriptions for 2,000,000 Units or the termination of the offering, whichever is the first to occur.
     WHEREAS, to facilitate compliance with the terms of the Dealer-Manager Agreement and Rule 15c2-4 adopted under the Securities Exchange Act of 1934, the Partnership, the General Partner and the Dealer-Manager desire to have the Subscription Proceeds deposited with the Escrow Agent until the Minimum Offering Amount has been obtained and the Escrow Agent agrees to hold the Subscription Proceeds under the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:
1.	Appointment of Escrow Agent. The General Partner, the Partnership and the Dealer-Manager appoint the Escrow Agent as the escrow agent to receive and to hold the Subscription Proceeds deposited with the Escrow Agent by the Dealer-Manager and the General Partner under this Agreement. The Escrow Agent agrees to serve in this capacity during the term and subject to the provisions of this Agreement.
2.	Deposit of Subscription Proceeds. Pending receipt of the Minimum Offering Amount, and subject to Section 6, the Dealer-Manager and the General Partner shall deposit the Subscription Proceeds of each

Subscriber to whom they sell Units with the Escrow Agent and shall deliver to the Escrow Agent a copy of the Subscription Agreement. A “Subscription Agreement” is the execution and subscription instrument signed by the Subscriber to evidence his agreement to purchase Units in the Partnership. Payment for each subscription for Units shall be in the form of a check made payable to “LEAF Equipment Finance Fund 4, L.P. Escrow Account.” Verification of the Subscription Proceeds by the Escrow Agent will be available via direct, online access, telecopier, or other electronic media as soon as practicable after receipt.
3.	Investment of Subscription Proceeds. Subject to Section 6, the Escrow Agent shall deposit all Subscription Proceeds in interest-bearing savings or bank money market accounts (other than mutual funds). The interest earned shall be added to the Subscription Proceeds and disbursed in accordance with the provisions of Section 4 or 5, as the case may be.
4.	Distribution of Subscription Proceeds. Subject to Section 6, if the Escrow Agent:
(a)	receives written notice from an authorized officer of the General Partner that at least the Minimum Offering Amount has been received and accepted by the General Partner; and

(b)	determines that the Minimum Offering Amount has cleared the banking system and constitutes good funds;
then the Escrow Agent shall promptly release and distribute to the General Partner the escrowed Subscription Proceeds which have cleared the banking system and constitute good funds plus any interest paid and investment income earned on the Subscription Proceeds while held by the Escrow Agent in the escrow account.

Any remaining Subscription Proceeds, plus any interest paid and investment income earned on the Subscription Proceeds while held by the Escrow Agent in the escrow account, shall be promptly released and distributed to the General Partner by the Escrow Agent as the Subscription Proceeds clear the banking system and become good funds.

5.	Separate Partnership Account. Subject to Section 6, during the continuation of the offering after the Escrow Agent has performed its duties described in Section 4, any additional Subscription Proceeds may be deposited by the Dealer-Manager and the General Partner directly in a separate Partnership account which shall not be subject to the terms of this Agreement.

6.	Subscriptions of Pennsylvania or Iowa Residents.
(a)	The Escrow Agent shall deposit Subscription Proceeds from Pennsylvania or Iowa residents into a separate escrow account to be held in escrow pursuant to this Agreement for up to 120 days after the respective Subscription Proceeds of each investor are received, except as provided in (b) below. Funds shall be released from that account in accordance with Section 4 (and Subscription Proceeds from Pennsylvania or Iowa residents may be deposited in a separate Partnership account in accordance with Section 5) only if the aggregate of all Subscription Proceeds received and accepted by the General Partner, including those from Pennsylvania or Iowa residents, total $10,000,000 or more.

The Dealer-Manager and the General Partner will specifically identify subscriptions of Pennsylvania or Iowa residents to the Escrow Agent and will not commingle those subscriptions with subscriptions of residents of other states.

(b)	If the total Subscription Proceeds, including Subscription Proceeds received from Pennsylvania and Iowa residents, of at least $10,000,000 have not been received at the end of the first 120 day escrow period, the Partnership must notify the Pennsylvania and Iowa Subscribers in writing by certified mail or any other means whereby a receipt of delivery is obtained within 10 calendar days after the end of the escrow period that they have a right to have their Subscription Proceeds returned to them, together with any interest earned thereon and without deduction for any fees. If a Subscriber requests the return of the Subscriber’s Subscription Proceeds within 10 calendar days after receipt of notification, the General Partner must promptly notify the Escrow Agent in writing to return that Subscriber’s Subscription Proceeds within 15 calendar days after the General Partner’s receipt of the Subscriber’s request. If the Subscriber does not timely request the return of the Subscriber’s Subscription Proceeds, then the Subscriber’s Subscription Proceeds shall continue to be held in the escrow account for an additional 120 day period under the terms and conditions of this Agreement, and this Section 6 shall again apply to the Subscriber’s Subscription Proceeds.
7.	Distributions to Subscribers.
(a)	If the Minimum Offering Amount has not been received and accepted by the General Partner when the offering is terminated , then the General Partner shall notify the Escrow Agent, in writing, and the Escrow Agent shall promptly distribute to each Subscriber a refund check made payable to the Subscriber in an amount equal to the Subscription Proceeds of the Subscriber, plus any interest paid or investment income earned on the Subscriber’s Subscription Proceeds while held by the Escrow Agent in the escrow account, all as calculated by the Escrow Agent.

A refund check will not be issued to a Subscriber under this provision until after the Escrow Agent has determined that the Subscriber’s funds have cleared banking channels and are recognized as “good funds.”

(b)	If a subscription for Units submitted by a Subscriber is rejected by the General Partner for any reason after the Subscription Proceeds relating to the subscription have been deposited with the Escrow Agent, then the General Partner promptly shall notify the Escrow Agent in writing of the rejection, and the Escrow Agent shall promptly distribute to the Subscriber a refund check made payable to the Subscriber in an amount equal to the Subscription Proceeds of the Subscriber, plus any interest or investment income earned, as calculated by Escrow Agent, after the Escrow Agent has determined that the Subscriber’s check has cleared banking channels and is recognized as good funds.
8.	Compensation and Expenses of Escrow Agent. The General Partner shall be solely responsible for and shall pay the compensation of the Escrow Agent for its services under this Agreement, as provided in Appendix 1 to this Agreement and made a part of this Agreement, and the charges, expenses (including any reasonable attorneys’ fees), and other out-of-pocket expenses incurred by the Escrow Agent in connection with the administration of the provisions of this Agreement. The Escrow Agent shall have no lien on the Subscription Proceeds deposited in the escrow account.

9.	Duties of Escrow Agent. The Escrow Agent shall not be obligated to accept any notice, make any delivery, or take any other action under this Agreement unless the notice or request or demand for delivery or other action is in writing and given or made by the party given the right or charged with the obligation under this Agreement to give the notice or to make the request or demand. In no event shall the Escrow Agent be obligated to accept any notice, request, or demand from anyone other than the General Partner or the Dealer-Manager.

10.	Liability of Escrow Agent. The Escrow Agent shall not be liable for any damages, or have any obligations other than the duties prescribed in this Agreement, in carrying out or executing the purposes and intent of this Agreement. However, nothing in this Agreement shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. The Escrow

Agent’s duties and obligations under this Agreement shall be entirely administrative and not discretionary. The Escrow Agent shall not be liable to any party to this Agreement or to any third-party as a result of any action or omission taken or made by the Escrow Agent in good faith. The parties to this Agreement will indemnify the Escrow Agent, hold the Escrow Agent harmless, and reimburse the Escrow Agent from, against and for, any and all liabilities, costs, fees and expenses (including reasonable attorney’s fees) the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement. If any legal questions arise concerning the Escrow Agent’s duties and obligations under this Agreement, then the Escrow Agent may consult with its counsel and rely without liability on written opinions given to it by its counsel.

The Escrow Agent shall be protected in acting on any written notice, request, waiver, consent, authorization, or other paper or document which the Escrow Agent, in good faith, believes to be genuine and what it purports to be.

If there is any disagreement between any of the parties to this Agreement, or between them or any other person, resulting in adverse claims or demands being made in connection with this Agreement, or if the Escrow Agent, in good faith, is in doubt as to what action it should take under this Agreement, then the Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action under this Agreement, so long as the disagreement continues or the doubt exists. In any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act and the Escrow Agent shall be entitled to continue to so refrain from acting until the dispute is resolved by the parties involved.

The Escrow Agent is acting solely as the Escrow Agent and is not a party to, nor has it reviewed or approved, any agreement or matter of background related to this Agreement, the offer and sale of the Units, the registration statement relating to the Partnership and the Units or the prospectus included as a part thereof, other than this Agreement itself, and has assumed, without investigation, the authority of the individuals executing this Agreement.

The parties to this Agreement agree that the Escrow Agent has not reviewed and is not making any recommendations with respect to the Units. The use of the Escrow Agent’s name in any communication, written or oral, in connection with the offering of the Units without the specific written approval of the Escrow Agent is expressly prohibited. The Escrow Agent grants permission to use its name in the Prospectus.

11.	Resignation or Removal of Escrow Agent. The Escrow Agent may resign after giving thirty days’ prior written notice to the other parties to this Agreement provided that a substitute Escrow Agent has been appointed. The General Partner and the Dealer-Manager may remove the Escrow Agent after giving thirty days’ prior written notice to the Escrow Agent. In either event, the duties of the Escrow Agent shall terminate thirty days after the date of the notice (or as of an earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) in its possession to a successor escrow agent appointed by the other parties to this Agreement as evidenced by a written notice filed with the Escrow Agent.

If the other parties to this Agreement are unable to agree on a successor escrow agent or fail to appoint a successor escrow agent before the expiration of thirty days following the date of the notice of the Escrow Agent’s resignation or removal, then the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief. Any resulting appointment shall be binding on all of the parties to this Agreement.

On acknowledgment by any successor escrow agent of the receipt of the then remaining balance of the Subscription Proceeds (and any interest paid or investment income earned thereon while held by the

Escrow Agent in the escrow account), the Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Agreement.

12.	Termination. This Agreement shall terminate and the Escrow Agent shall have no further obligation with respect to this Agreement after the distribution of all Subscription Proceeds (and any interest paid or investment income earned thereon while held by the Escrow Agent in the escrow account) as contemplated by this Agreement or on the written agreement of all of the parties to this Agreement. The provisions of Section 10 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

13.	Notice. Any notices or instructions, or both, to be given under this Agreement shall be validly given if set forth in writing and mailed by certified mail, return receipt requested, as follows:

If to the Escrow Agent:
               T.D. Bank, National Association,
               1701 Route 70 East
               Cherry Hill, New Jersey 08034
               Attention: Corporate Trust Services
               Telephone: (856) 751-2735
               Facsimile: (856) 470-6186
If to the Partnership:
               LEAF Equipment Finance Fund 4, L.P.
               110 S. Poplar Street, Suite 101
               Wilmington, DE 19801
               Telephone: (800) 819-5556
               Facsimile: (302) 658-3341
If to the General Partner:
               LEAF Asset Management, LLC
               One Commerce Square
               2005 Market Street, Suite 1500
               Philadelphia, PA 19103
               Attention: Miles Herman, President and Chief Operating Officer
               Telephone: (215) 569-1844
               Facsimile: (215) 574-8176
If to the Dealer-Manager:
               Chadwick Securities, Inc.
               1845 Walnut Street, 10th Floor
               Philadelphia, Pennsylvania 15103
               Attention: Darshan V. Patel, President
               Telephone: (215) 574-7680
               Facsimile: (215) 546-5388
     Any party may designate any other address to which notices and instructions shall be sent by notice duly given in accordance with this Agreement.

14.	Miscellaneous.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b)	This Agreement shall be binding on and shall inure to the benefit of the undersigned and their respective successors and assigns.

(c)	This Agreement may be executed in multiple copies, each executed copy to serve as an original.

(d)	References in this Agreement to “Sections” are references to Sections of this Agreement unless the context clearly indicates otherwise.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

T.D. Bank, National Association, As Escrow Agent
By:
(Authorized Officer)

LEAF ASSET MANAGEMENT, LLC
By:
Miles Herman, President and Chief Operating Officer

CHADWICK SECURITIES, INC.
By:
Darshan V. Patel, President

APPENDIX I TO ESCROW AGREEMENT
Compensation for Services of Escrow Agent
SCHEDULE OF FEES (1)

Re:	Escrow Agent Services for Leaf Financial Corporation

A.	Acceptance Fee:	$1,000
	This is a one-time fee to establish the account on our records.

B.	Administration Fee: (2)	$4,000
	This is a one-time fee to maintain your account on our system.

	If the subscription should fail, there is an additional fee To return funds to the investors.	$10,000

	Additional fee for calculation of interest and prepare checks.	$1,000

C.	Out of Pocket Expenses (annually in arrears): (3)	At Cost

(1)	All fees are due and payable upon the signing of the account agreements.

(2)	The Administration fee includes up to 300 subscribers.

(3)	Out of Pocket Expenses shall be billed at cost which may include, but is not limited to, postage, stationery, communication charges, counsel fees and expenses or other experts as may be required from time to time.

CERTIFICATE OF AUTHORIZED REPRESENTATIVES
     The following individuals are Authorized Representatives for purposes of giving direction on behalf of LEAF Asset Management, LLC pursuant to that Escrow Agreement dated                                         , 2008 by and between T.D. Bank, National Association, and LEAF Asset Management, LLC, LEAF Equipment Finance Fund 4, L.P. and Chadwick Securities, Inc.

Name and Title	Signature

Crit DeMent, Chairman of Board of Directors, CEO

Miles Herman, President, COO

Dated this                      day of                                         , 2008

LEAF Asset Management, LLC

By:

Title:

ATTEST:

LEAF Asset Management, LLC

By:

Title: